EXHIBIT 10.3

FIRST DEFIANCE FINANCIAL CORP.

2010 EQUITY INCENTIVE PLAN

AMENDED AND RESTATED

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

(LONG TERM INCENTIVE – TARP APPLICABLE)

First Defiance Financial Corp. (the “Company”) previously granted the undersigned Participant an Award of Performance-Based Restricted Stock Units (the “RSUs”), subject to the terms and conditions described in the First Defiance Financial Corp. 2010 Equity Incentive Plan (the “Plan”) and a Performance-Based Restricted Stock Unit Award Agreement (Long Term Incentive – TARP Applicable) (the “Prior Award Agreement”).

The Company and the Participant hereby enter into this Amended and Restated Performance-Based Restricted Stock Unit Award Agreement (Long Term Incentive – TARP Applicable) (this “Award Agreement”) which supersedes and replaces the Prior Award Agreement by clarifying the number of RSUs subject to the Target Award.

1.	Name of Participant:

2.	Performance Period: The 24 month period beginning January 1, 2011 and ending on December 31, 2012 (the “Performance Period”).

3.	Grant Date: January 1, 2011 (the “Grant Date”).

4.

Award of Restricted Stock Units: The number of RSUs subject to the Award is determined by dividing: (a)     % of the Participant’s base salary by (b) the Fair Market Value of a Share, each determined as of a Grant Date, and (c) multiplying the product by 150% (as adjusted pursuant to Section 10, the “Target Award”).

5.

Vesting: At the end of the Performance Period, the Participant shall vest in between 0% and 100% of the RSUs subject to the Target Award based on the achievement of the Performance Objectives set forth in attached Exhibit A during the Performance Period. The Committee shall determine the number of RSUs vesting with respect to the Performance Period based on the level of achievement of the Performance Objectives and any other factors that the Committee deems relevant. The Committee, in its sole discretion, may adjust the number of RSUs vesting.

6.

Limitations on Vesting: If the Participant’s employment terminates for any reason prior to the end of the Performance Period, the Participant shall forfeit all of the RSUs subject to the Target Award. Notwithstanding the foregoing:

(a)

Death, Disability, Retirement: If the Participant, dies, becomes Disabled or Retires during the Performance Period, the Participant shall vest in a number of RSUs based on the achievement of the Performance Objectives determined as of the fiscal quarter ended nearest to the Participant’s death, Disability or Retirement. Vested RSUs shall be settled in a lump sum within 60 days following the Participant’s death, Disability or Retirement.

(b)

Change in Control: If a Change in Control occurs during the Performance Period and the Participant is terminated by the Company, other than for Cause (but in no event after the end of the Performance Period), the Participant shall vest in a number of RSUs equal to the greater of: (i) the number of RSUs that would have vested if the Performance Objectives had been satisfied at the “target” level of achievement for the Performance Period; or (ii) the number of RSUs that would have vested based on the actual level of achievement of the Performance Objectives through the fiscal quarter ended nearest to the Participant’s termination. Vested RSUs shall be settled in a lump sum within 60 days following the Participant’s termination.

7.

Form of Settlement: Each whole or fractional RSU entitles the Participant to receive a Share or a payment equal to the Fair Market Value of a Share on the date the RSU is settled. The number of Shares or the amount of cash payable to the Participant shall be based on the election made by the Participant pursuant to Exhibit B, attached to the Prior Award Agreement.

8.

Payment of Award: Provided that the Participant remains employed by the Company or an Affiliate on the payment date, all vested RSUs shall be settled between January 1 and March 15 of the first fiscal year following the end of the Performance Period. Notwithstanding the foregoing, if the Participant is terminated for Cause after the end of the Performance Period but before the RSUs are settled, the Participant shall forfeit any right to settlement of the RSUs.

9.

TARP Limitations: Notwithstanding anything in this Award Agreement to the contrary, to the extent and during the period that the Company and the Participant are subject to the limitations set forth in Section 111(b)(3)(D) of the Emergency Economic Stabilization Act of 2008, as amended, and 30 C.F.R. §30.10 (collectively, “TARP”), the following limitations will apply with respect to the RSUs:

(i)

Limitations on Number of Restricted Stock Units. The number of RSUs subject to the Target Award, plus the aggregate value of all other “long term restricted stock” that is intended to be exempt from the TARP bonus prohibition for the fiscal year in which the Grant Date occurs, shall not exceed 1/3 of the Participant’s annual compensation for such fiscal year, determined by including the total Fair Market Value of all equity-based compensation granted during such fiscal year in the Participant’s annual compensation.

(ii)

Restrictions on Payment. The Participant will forfeit any RSUs if the Participant does not continue performing substantial services for the Company for two years from the Grant Date (other than due to the Participant’s earlier death, Disability or the earlier occurrence of a “change in control event” as defined in Treasury Regulations §§1.280G-1, Q&A 27 through 29 or 1.409A-3(i)(5)(i) involving the Company).

(iii)

Restrictions on Settlement: Payment with respect to any vested RSUs may only be made based on the date on which the Company repays the percentage of aggregate TARP financial assistance received, as set forth below:

Percentage of TARP Financial Assistance Repaid	Percentage of RSUs Becoming Payable
25%	25%
50%	50%
75%	75%
100%	100%

10.	Miscellaneous:

(a)	Non-Transferability. RSUs may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, except by will or the laws of descent and distribution.

(b)

Beneficiary. Payments with respect to the Award shall be made to the Participant, except that, in the event of the Participant’s death, payment shall be made to the Participant’s beneficiary. Unless otherwise specifically designated by the Participant in writing, the Participant’s beneficiary shall be the Participant’s spouse or, if none, the Participant’s estate.

(c)

No Right to Continued Service or to Awards. The granting of an Award shall impose no obligation on the Company or any Affiliate to continue the employment of a Participant or interfere with or limit the right of the Company or any Affiliate to terminate the employment of the Participant at any time, with or without Cause, which right is expressly reserved.

(d)

Tax Withholding. The Company or an Affiliate, as applicable, will have the power and right to deduct, withhold or collect any amount required by law or regulation to be withheld with respect to any taxable event arising with respect to the RSUs. To the extent permitted by the Committee, in its sole discretion, this amount may be: (i) withheld from other amounts due to the Participant, (ii) withheld from the value of any Award being settled or any Shares transferred in connection with the exercise or settlement of an Award, (iii) withheld from the vested portion of any Award (including Shares transferable thereunder), whether or not being exercised or settled at the time the taxable event arises, or (iv) collected directly from the Participant. Subject to the approval of the Committee, the Participant may elect to satisfy the withholding requirement, in whole or in part, by having the Company or an Affiliate, as applicable, withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction; provided that such Shares would otherwise be distributable to the Participant at the time of the withholding if such Shares are not otherwise distributable at the time of the withholding, provided that the Participant has a vested right to distribution of such Shares at such time. All such elections will be irrevocable and made in writing and will be subject to any terms and conditions that the Committee, in its sole discretion, deems appropriate.

(e)

Requirements of Law. The grant of Awards shall be subject to all applicable laws, rules and regulations (including applicable federal and state securities laws) and to all required approvals of any governmental agencies or national securities exchange, market or other quotation system.

(f)	Governing Law. The Plan and all Award Agreements shall be governed by and construed in accordance with the laws of (other than laws governing conflicts of laws) the State of Ohio.

(g)

Award Subject to Plan. The Award is subject to the terms and conditions described in this Award Agreement and the Plan, which is incorporated by reference into and made a part of this Award Agreement. In the event of a conflict between the terms of the Plan and the terms of this Award Agreement, the terms of the Plan will govern. The Committee has the sole responsibility of interpreting the Plan and this Award Agreement, and its determination of the meaning of any provision in the Plan or this Award Agreement will be binding on the Participant. Capitalized terms that are not defined in this Award Agreement have the same meanings as in the Plan.

(h)

Section 409A of the Code. This Award Agreement is intended, and shall be construed and interpreted, to comply with Section 409A of the Code and if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Section 409A of the Code or the Treasury Regulations thereunder. For purposes of Section 409A of the Code, each payment of compensation under the Award Agreement shall be treated as a separate payment of compensation. Any amounts payable solely on account of an involuntary termination shall be excludible from the requirements of Section 409A of the Code, either as separation pay or as short-term deferrals to the maximum possible extent. Nothing herein shall be construed as the guarantee of any particular tax treatment to the Participant, and the Company shall have no liability with respect to any failure to comply with the requirements of Section 409A of the Code. Any reference to the Participant’s “termination” shall mean the Participant’s “separation from service”, as defined in Section 409A of the Code. In addition, if the Participant is determined to be a “specified employee” (within the meaning of Section 409A of the Code and as determined under the Company’s policy for determining specified employees), the Participant shall not be entitled to payment or to distribution of any portion of an Award that is subject to Section 409A of the Code (and for which no exception applies) and is payable or distributable on account of the Participant’s termination until the expiration of six months from the date of such termination (or, if earlier, the Participant’s death). Such Award, or portion thereof, shall be paid or distributed on the first business day of the seventh month following such termination.

(i)	Signature in Counterparts. This Award Agreement may be signed in counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

PARTICIPANT

Date:
Signature

Print Name

FIRST DEFIANCE FINANCIAL CORP.

By:	Date:

Its:

FIRST DEFIANCE FINANCIAL CORP.

2010 EQUITY INCENTIVE PLAN

PERFORMANCE-BASED AWARD AGREEMENT

(LONG-TERM INCENTIVE)

EXHIBIT A

As described in Section 5 of the Award Agreement, at the end of the Performance Period, the Participant may vest in between 0% and 100% of the RSUs subject to the Target Award based on the achievement of the Performance Objectives set forth below during the Performance Period. When determining the level of achievement of the Performance Objectives, the Committee may make such adjustments as it deems equitable to account for unusual or non-recurring items Performance between two stated levels will be interpolated when determining the percentage of the Target Award earned. Each component of the Target Award is calculated separately and the Participant’s Award for the Performance Period shall equal the sum of each component.

(a)

33% of the Award is based on the Company’s return on common equity relative to the return on common equity of the Peer Group during the Performance Period (“Average ROE”). Average ROE will be determined by adding return on equity for each year during the Performance Period and dividing the sum by two.

The percentage of the Target Award earned shall equal the percentage corresponding to the Company’s Average ROE relative to the Average ROE of the Peer Group during the Performance Period, as set forth below, multiplied by 33%:

Relative Performance of Average ROE to Peer Group:	Percentage of Target Award Component Earned
Less than Peer Group 50th percentile	0
Equal to Peer Group 50th percentile, but less than Peer Group 75% percentile	33%
Equal to Peer Group 75th percentile, but less than Peer Group 85th percentile	66%
Equal to or higher than Peer Group 85th percentile	100%

(b)

33% of the Award is based on the increase in the Company’s diluted earnings per share (“EPS”) relative to the increased in the earnings per share of the Peer Group during the Performance Period (“EPS Growth”). EPS Growth with be determined by subtracting fully diluted earnings per share on the first day of the Performance Period from fully diluted earnings per share on the last day of the Performance Period, and dividing the difference by two.

The percentage of the Target Award earned shall equal the percentage that corresponds to the Company’s EPS Growth compared to the EPS Growth of the Peer Group during the Performance Period, as set forth below, multiplied by 33%:

Relative Performance of EPS Growth to Peer Group	Percentage of Target Award Component Earned
Less than Peer Group 50th percentile	0%
Equal to Peer Group 50th percentile, but less than Peer Group 75% percentile	33%
Equal to Peer Group 75th percentile, but less than Peer	66%

Group 85th percentile
Equal to or higher than Peer Group 85th percentile	100%

(c)

34% of the Award is based on the increase in the Company’s revenue relative to the increased in the revenue of the Peer Group during the Performance Period (“Revenue Growth”). Revenue Growth with be determined by subtracting revenue on the first day of the Performance Period from revenue on the last day of the Performance Period, and dividing the difference by two.

The percentage of the Target Award earned shall equal the percentage that corresponds to the Company’s Revenue Growth compared to the Revenue Growth of the Peer Group during the Performance Period, as set forth below, multiplied by 34%:

Relative Revenue Growth to Peer Group	Percentage of Target Award Component Earned
Less than Peer Group 50th percentile	0%
Equal to Peer Group 50th percentile, but less than Peer Group 75% percentile	33%
Equal to Peer Group 75th percentile, but less than Peer Group 85th percentile	66%
Equal to or higher than Peer Group 85th percentile	100%

For purposes of this Award Agreement: (i) return on common equity, earnings per share and revenue will be determined by the Committee, in its sole discretion, using financial information filed with the Securities and Exchange Commission; and (ii) the Committee shall select the institutions constituting, and make such periodic adjustments as it determines appropriate to, the “Peer Group” in its sole discretion.